Exhibit (k)(5)

Depositary Agreement

Between

BlackRock Multi-Sector Opportunities Trust

and

Computershare Trust Company, N.A.

and

Computershare Inc.

THIS DEPOSITARY AGREEMENT (this “Agreement”) is entered into as of this [    ] day of [    ] 201[    ] by and among BlackRock Multi-Sector Opportunities Trust, an investment company formed under the laws of the State of Delaware (the “Purchaser”), and Computershare Trust Company, N.A., a national banking association (“Trust Company”), and Computershare Inc., a Delaware corporation (“Computershare” and, collectively with Trust Company, the “Agent”).

1. APPOINTMENT.

1.1 The Purchaser is offering to purchase periodically up to 2.5% of the outstanding common shares of beneficial interest, par value $0.001 per share, of the Purchaser (the “Shares”) (such amount to be determined by the Board of Trustees (the “Board”) of the Purchaser, as indicated in the Offer to Purchase (as defined below)). Subject to the sole discretion of the Board, Shares of the Purchaser may be offered for repurchase on a quarterly basis at their net asset value or at a percentage of the Purchaser’s net asset value on the Expiration Date, upon the terms and conditions set forth in the Offer to Purchase, the date of which is indicated in Appendix A, which may be amended from time to time by a written amendment executed by the parties hereto (the “Offer to Purchase”), and in the related letter of transmittal (which shall include the related Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9) in a form acceptable to Agent (the “Letter of Transmittal”), which together, as they may be supplemented or amended from time to time, constitute the “Offer.” Purchaser hereby appoints Agent to act as depositary in connection with the Offer and Agent hereby accepts such appointment in accordance with and subject to the terms and conditions set forth in this Agreement and the Offer. As part of its acceptance of such appointment, Agent acknowledges that it will, at all times, act in accordance with the terms, conditions and operational procedures set forth in the Offer which, for the avoidance of doubt, includes the terms, conditions and operational procedures set forth in the Offer to Purchase and the Letter of Transmittal.

1.2 The “Expiration Date” for the Offer shall be 5:00 p.m. Eastern Time, on the date of which is indicated in Appendix A, which may be amended from time to time by a written amendment executed by the parties hereto, unless and until the Purchaser shall have extended the period of time for which the Offer is open, in which event the term “Expiration Date” shall mean the latest time and date at which the Offer, as so extended by the Purchaser from time to time, shall expire. All terms not defined herein shall have the same meaning as in the Offer.

1.3 Promptly after the effective time of the Offer (“Effective Time”), the Trust Company will furnish the Agent with a certified list, in a format reasonably acceptable to Agent, of holders of Shares (“Holders”) of record at the Effective Time, including each such Holder’s name, address, taxpayer identification number (“TIN”), Share amount with applicable tax lot detail, any certificate detail and information regarding any applicable account stops or blocks (the “Record Shareholders List”).

1.4 No later than the earlier of forty-five (45) days after the Expiration Date, the Purchaser shall deliver to Agent written direction on the adjustment of cost basis for covered securities that arise from or are affected by this Offer in accordance with current Internal Revenue Service regulations.

1.5 Agent shall not distribute any dividends or distributions to Purchaser’s shareholders, including Holders, except to the extent consistent with the terms of the Offer including, for the avoidance of doubt, the terms and conditions set forth in the Offer to Purchase and the Letter of Transmittal.

2. TENDER OF SHARES. Agent, in its capacity as depositary, will receive tenders of Shares. Subject to the terms and conditions of this Agreement, Agent is authorized to accept such tenders of Shares in accordance with the Offer, and to act in accordance with the following instructions:

2.1 Shares shall be considered validly tendered to Agent only if:

(a)	Agent receives prior to the Expiration Date

(i) certificates for such Shares (or a Confirmation (as defined in paragraph (2.2) below) relating to such Shares), if applicable,

(ii) a properly completed and duly executed Letter of Transmittal or an Agent’s Message (as defined in paragraph 2.2 below) relating thereto, and

(iii) if applicable, a final determination by Purchaser of the adequacy of the items received, in accordance with Section 7 hereof; or

(b)	Agent receives

(i) a Notice of Guaranteed Delivery (as defined in paragraph 2.2 below) relating to such Shares prior to the Expiration Date,

(ii) certificates for such Shares (or a Confirmation relating to such Shares), if applicable, and either a properly completed and duly executed Letter of Transmittal or an Agent’s Message relating thereto, prior to the end of the second New York Exchange, Inc. (the “NYSE”) trading day after the receipt by the Agent of the Notice of Guaranteed Delivery, and

(iii) if applicable, a final determination by Purchaser of the adequacy of the items received, in accordance with Section 7 hereof.

2.2 For the purpose of this Agreement:

(a)	a “Confirmation” shall be a confirmation of book-entry transfer of Shares into an Agent account at The Depository Trust Company (the “Book-Entry Transfer Facility”) to be established and maintained by Agent in accordance with Section 3 hereof;

(b)	a “Notice of Guaranteed Delivery” shall be a notice of guaranteed delivery in the form agreed upon by the parties hereto or, if sent by a Book-Entry Transfer Facility, a message transmitted through electronic means in accordance with the usual procedures of such Book-Entry Transfer Facility and Agent; provided, however, that if such notice is sent by a Book-Entry Transfer Facility through electronic means, it must state that such Book-Entry Transfer Facility has received an express acknowledgment from the participant on whose behalf such notice is given that such participant has received and agrees to be bound by the form of such notice; and

(c)	an “Agent’s Message” shall be a message transmitted through electronic means by a Book-Entry Transfer Facility, in accordance with the normal procedures of such Book-Entry Transfer Facility and Agent, to and received by Agent and forming part of a Confirmation, which states that such Book-Entry Transfer Facility has received an express acknowledgment from the participant in such Book-Entry Transfer Facility tendering the Shares which are the subject of such Confirmation that such participant has received and agrees to be bound by the terms of the Letter of Transmittal, and that the Purchaser may enforce such agreement against such participant. The term Agent’s Message shall also include any hard copy printout evidencing such message generated by a computer terminal maintained at Agent’s office.

2.3 Purchaser acknowledges that in connection with the Offer, Agent may enter into agreements or arrangements with a Book-Entry Transfer Facility which, among other things, provide that

(a)	delivery of an Agent’s Message will satisfy the terms of the Offer with respect to the Letter of Transmittal,

(b)	such agreements or arrangements are enforceable against Purchaser by such Book-Entry Transfer Facility or participants therein and

(c)	Agent, as depositary, is authorized to enter into such agreements or arrangements on behalf of Purchaser.

3. BOOK-ENTRY ACCOUNT. Agent shall take steps to establish and, subject to such establishment, maintain an account at each Book-Entry Transfer Facility for book-entry transfers of Shares, as set forth in the Letter of Transmittal, in accordance with Rule 17Ad-14 under the Securities Exchange Act of 1934, as amended (the “1934 Act”).

4. PROCEDURE FOR DISCREPANCIES. Agent shall follow its regular procedures to attempt to reconcile any discrepancies between the number of Shares that any Letter of Transmittal may indicate are owned by a tendering Holder and the number of Shares that the Record Shareholders List indicates such Holder owns. In any instance where Agent cannot reconcile such discrepancies by following such procedures, Agent will consult with Purchaser for instructions as to the number of Shares, if any, Agent is authorized to accept as validly tendered. In the absence of such instructions, Agent is authorized not to accept any such Shares and will follow the procedures for return of Shares as set forth in Section 10 below.

5. LOST CERTIFICATES. If any Holder as of the Effective Time reports to Agent that his or her failure to surrender a certificate representing any Shares registered in his or her name at the Effective Time according to the Record Shareholders List is due to the theft, loss or destruction of such certificate, upon Agent’s receipt from such Holder of (a) an affidavit of such theft, loss or destruction, (b) a bond of indemnity in form and substance satisfactory to Agent, and (c) payment of all applicable fees, Agent will make payment of the consideration to the former Holder as though the certificate for Shares had been surrendered. Agent may charge Holders an administrative fee for processing payment with respect to Shares represented by lost certificates, which shall be charged only once in instances where a single surety bond obtained covers multiple certificates in a single account.

6. DATE/TIME STAMP; RECORD RETENTION.

6.1 Each document, including any notice from Purchaser, received by Agent relating to its duties hereunder shall be dated and time stamped when received.

6.2 Agent will preserve documents and records in accordance with applicable law and with Agent’s record retention policies and procedures. Agent shall dispose of surplus materials related to the Offer by returning them to Purchaser.

7. PROCEDURE FOR DEFICIENT ITEMS.

7.1 Agent shall examine any certificate representing Shares, Letter of Transmittal, Notice of Guaranteed Delivery, Agent’s Message, notice of withdrawal (as described in Section 10) and any other document required by the Letter of Transmittal that is received by Agent as depositary to determine whether (i) such documents reasonably appear to Agent to have been duly executed, properly completed, delivered or transmitted, as the case may be, in accordance with the instructions set forth in the Letter of Transmittal and (ii) any tender may be defective. In the event Agent concludes that any certificate representing Shares, Letter of Transmittal, Notice of Guaranteed Delivery, Agent’s Message, notice of withdrawal or other document or transmission has been improperly completed, executed or delivered or transmitted, any Confirmation containing an Agent’s Message or certificate representing Shares, as the case may be, is not in proper form for transfer or some other irregularity in connection with the tender of Shares or the acceptance of the Offer exists, Agent is authorized, subject to subsection 7.2 below, to advise the tendering Holder or transmitting Book-Entry Transfer Facility, as the case may be, of the existence of the irregularity. Agent is not authorized to accept any tender that is not made in accordance with the terms and conditions set forth in the Offer, or any other tender which Agent reasonably believes to be defective, unless Agent shall have received from Purchaser the applicable Letter of Transmittal (or if the tender was made by means of a Confirmation containing an Agent’s Message, a written notice), duly dated and signed by an authorized officer of Purchaser, indicating that any defect or irregularity in such tender has been cured or waived and that such tender has been accepted by Purchaser.

7.2 Promptly upon concluding that a tender is defective, Agent shall use reasonable efforts in accordance with Agent’s regular procedures to notify the person tendering such Shares, or Book-Entry Transfer Facility transmitting the Agent’s Message, as the case may be, of such determination and, when necessary, return the subject Shares to such person in the manner described in Section 10 hereof. Purchaser shall have full discretion to determine whether any tender is complete and proper and shall have the absolute right to reject any or all tenders of any Shares determined by it not to be in proper form and to determine whether the acceptance of or payment for such tenders may, in the opinion of counsel for Purchaser, be unlawful; it being specifically agreed that Agent shall have neither discretion nor responsibility with respect to these determinations. To the extent permitted by applicable law, Purchaser also reserves the absolute right to waive any of the conditions of the Offer or any defect or irregularity in the tender of any Shares. The interpretation by Purchaser of the terms and conditions of the Offer to Purchase, the Letter of Transmittal and the instructions thereto, a Notice of Guaranteed Delivery or an Agent’s Message (including without limitation the determination of whether any tender is complete and proper) shall be final and binding.

7.3 Agent shall accept tenders:

(i) in cases where the Shares are registered in two or more names, only if signed by all named Holders;

(ii) in cases where the signing person (as indicated on the Letter of Transmittal) is acting in a fiduciary or a representative capacity, only when evidence of such person’s authority so to act is submitted, which evidence shall include in all cases a medallion signature guarantee, and the Agent reasonably believes such evidence to be proper; and

(iii) from persons other than the registered Holder, provided that normal transfer requirements are fulfilled, including the requirement that a medallion signature guarantee is included.

Agent shall accept partial tenders of the Shares where so indicated in the Letter of Transmittal. If applicable, Agent shall deliver certificates representing Shares to Purchaser’s transfer agent for split-up. In the event of a partial tender, as soon as practicable after the termination of the Offer, a direct registration system statement evidencing that the remainder of Shares are held in an electronic book-entry account with a Book-Entry Transfer Facility maintained by Purchaser’s transfer agent will be returned as described in the Letter of Transmittal.

7.4 If less than all of the Shares validly tendered pursuant to the Offer are to be accepted because the Offer is oversubscribed by the Expiration Date, Agent shall notify Purchaser as soon as practicable. In that case, Purchaser may offer to repurchase up to an additional two percent (2%) of Shares outstanding as of the Expiration Date (the “Additional Shares”) and shall notify Agent as soon as practicable of such determination. If the Shares are validly tendered in an amount exceeding the sum of the Repurchase Offer Amount and the Additional Shares, if any, the Shares tendered shall be repurchased on a pro rata basis; provided, however, for Holders who own, beneficially or of record, an aggregate of not more than ten (10) Shares and who tender all of their Shares, all such Shares will be accepted first before pro rating Shares tendered by others. Purchaser shall provide Agent with written instructions to the contrary regarding proration as soon as practicable. Agent shall maintain accurate records as to all Shares tendered in the Offer prior to or on the Expiration Date.

7.5 Agent shall promptly advise Purchaser with respect to any Shares received subsequent to the Expiration Date and accept Purchaser’s instructions with respect to the disposition of such Shares.

8. REPORT OF TENDER ACTIVITY. In connection with each Offer, on each Business Day (defined as any day other than Saturday, Sunday or a Federal holiday) following the initial receipt of tenders by Agent, or more frequently if reasonably requested as to major tally figures, Agent shall forward a report by email to each of the parties set forth on Schedule 1 hereto, and such other person or persons as any of them may reasonably request as to the following information, based upon a preliminary review (and at all times subject to final determination by Purchaser) as of the close of business on the preceding Business Day or the most recent practicable time prior to such request, as the case may be:

(i) the number of Shares duly tendered on such day;

(ii) the number of Shares duly tendered represented by certificates physically held by Agent on such day;

(iii) the number of Shares duly tendered by book entry transfer into an Agent account at a Book-Entry Transfer Facility;

(iv) the number of Shares represented by Notices of Guaranteed Delivery on such day;

(v) the number of Shares improperly tendered;

(vi) the number of Shares withdrawn on such date; and

(iv) the cumulative totals of Shares in categories (i) through (vi).

In addition, Agent will also inform, and cooperate in making available to, the aforementioned persons upon oral request made from time to time prior to the Expiration Date of such other information as they may reasonably request. Such cooperation shall include, without limitation, the granting by Agent to Purchaser of access to those persons on Agent’s staff who are responsible for receiving tenders in order to ensure that, immediately prior to the Expiration Date, Purchaser shall have received information in sufficient detail to enable it to decide whether to extend the Offer. Agent shall furnish to Purchaser, upon request, master lists of Shares tendered for purchase, including a complete list of the tendering Holders.

9. NOTICE OF WITHDRAWAL. Agent will return to any person tendering Shares, in the manner described in Section 10 hereof, any Shares properly tendered by such person but duly withdrawn pursuant to the Offer to Purchase. To be effective, a notice of withdrawal must:

(i) be received by Agent at its address as set forth on the back page of the Offer to Purchase, within the time period specified for withdrawal in the Offer to Purchase; and

(ii) specify the name of the registered Holder to be withdrawn, the number of Shares to be withdrawn and, if such Shares are represented by a physical certificate, the number of such certificate.

Agent is authorized and directed to examine any notice of withdrawal to determine whether any such notice is defective. In the event Agent concludes that a notice of withdrawal is defective, Agent shall, after consultation with and on the instructions of Purchaser, use reasonable efforts in accordance with its regular procedures to notify the person delivering such notice of such determination. All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Purchaser in its sole discretion, whose determination shall be final and binding. Any Shares withdrawn in accordance with the procedures set forth in this section shall no longer be considered to be properly tendered unless such Shares are re-tendered prior to the Expiration Date in accordance with Section 2 hereof.

10. RETURN OF SHARES.

10.1 If, pursuant to the terms and conditions of each Offer,

(i) Purchaser has notified Agent that it does not accept certain of the Shares tendered or purported to be tendered, including pursuant to Section 4 above,

(ii) a Holder has withdrawn any tendered Shares pursuant to Section 9 above or

(iii) a portion of Shares are unable to be repurchased because the Offer is oversubscribed,

Agent shall, as soon as practicable following expiration or withdrawal of the Offer, return tendered Certificated shares, by canceling all such Certificated Shares and issuing an equal number of book-entry shares in Direct Registration System to each tendering Holder and mail a transaction advice reflecting such to each Holder together with any other documents received, to the person who deposited the same, without expense to such Holder.

10.2 Any transaction advice for Shares and other documents required to be returned to a Holder pursuant to this Agreement shall be delivered by Agent, at Agent’s option, by: (a) first class mail under a blanket surety bond or insurance protecting Agent and Purchaser from losses or liabilities arising out of the non-receipt or non-delivery of such Shares; or (b) registered mail insured separately for the value of such Shares. If any such Shares were tendered or purported to be tendered by means of a Confirmation containing an Agent’s Message, Agent shall notify the Book-Entry Transfer Facility that transmitted such Confirmation of Purchaser’s decision not to accept the Shares.

11. AMENDMENT/EXTENSION OF OFFER. Any amendment to or extension of the Offer, as Purchaser shall from time to time determine, shall be effective upon written notice (pursuant to Section 25.1) to Agent from Purchaser given prior to the time the Offer would otherwise have expired. If at any time the Offer shall be terminated as permitted by the terms thereof, the Purchaser shall promptly notify in writing (pursuant to Section 25.1) Agent of such termination.

12. DEPOSIT OF FUNDS. All funds received by Computershare under this Agreement that are to be distributed or applied by Computershare in the performance of Services (the “Funds”) shall be delivered to Computershare on or before 11:00 a.m. Eastern Standard Time on the payment date and held by Computershare as agent for Purchaser and deposited in one or more bank accounts to be maintained by Computershare in its name as agent for Purchaser. Until paid pursuant to this Agreement, Computershare may hold or invest the Funds through such accounts in: (a) obligations of, or guaranteed by, the United States; (b) AAA rated money market funds that comply with Rule 2a-7 of the Investment Company Act of 1940, as amended, or (c) bank accounts. Purchaser shall have no responsibility or liability for any diminution of the Funds that may result from any deposit or investment made by Computershare in accordance with this paragraph, including any losses resulting from a default by any bank or financial institution. Computershare may from time to time receive interest, dividends or other earnings in connection with such deposits or investments. Computershare shall not be obligated to pay such interest, dividends or earnings to Purchaser, any shareholder or any other party.

12.2 Computershare is acting as paying agent hereunder and is not a debtor of the Purchaser in respect of the Funds.

12.3 Computershare will draw upon the funds in such account as required from time to time in order to make payments for Shares and any applicable tax withholding payments. Computershare will not be obligated to calculate or pay interest to any holder of Shares or any other party.

12.4 In the case of late-day funding, which means delivery of Funds to Computershare after 12:00 p.m. Eastern Time on any day, regardless of whether such funding occurs prior to, or after, the Effective Time as set forth in Section 12 above (“Late-Day Funding”), Federal Deposit Insurance or other bank liquidity charges may apply in connection with the overnight deposit of Funds with commercial banks. The parties agree that any such charges assessed as a result of Late-Day Funding will be charged to Purchaser and Purchaser hereby agrees to pay such charges.

12.5 Purchaser agrees to deliver funds by wire to the account of Agent listed on the attached Exhibit B which may be amended in writing from time to time.

13. DISTRIBUTION OF ENTITLEMENTS.

13.1 If, under the terms and conditions set forth in the Offer to Purchase, Purchaser becomes obligated to accept and pay for Shares validly tendered, Purchaser shall:

(a)	Provide Agent with a Notice of Acceptance in a form mutually agreed to by Agent and Purchaser;

(b)	Provide Agent with instructions to coordinate the transfer of the Shares purchased in a form mutually agreed to by Agent and Purchaser (the “Transfer of Shares”); and

(c)	Deposit with Agent sufficient federal or other immediately available funds to pay, subject to the terms and conditions of the Offer, all Holders for whom checks representing payment for Shares are to be drawn, less any adjustments required by the terms of the Offer and all applicable tax withholdings (“Tender Consideration”).

13.2 Upon the Transfer of Shares and deposit of Tender Consideration, Agent shall deliver or cause to be delivered to Holders who have validly tendered their Shares (or such Holders’ designated payees), consistent with this Agreement and the Letter of Transmittal, official bank checks, or other method as mutually agreed between Agent and Purchaser, in the amount of the applicable purchase price specified in the Offer (less any applicable tax withholding) for the Shares theretofore properly tendered and purchased under the terms and conditions of the Offer (the “Payment Event”). Tender Consideration must be received by Agent prior to 11:00 a.m. Eastern Standard Time for the Payment Event to commence on the same day that Tender Consideration is received by Agent. Agent will not be obligated to calculate or pay interest to any Holder or any other party claiming through a Holder or otherwise. Upon Purchaser’s instruction, Agent shall request the transfer agent for the Shares to effect the transfer of all Shares purchased pursuant to the Offer.

14. TAX REPORTING.

14.1 Agent shall prepare and file with the appropriate governmental agency and mail to each Holder, as applicable, all appropriate tax information forms, including but not limited to Forms 1099-B, covering payments or any other distributions made by Agent pursuant to this Agreement during each calendar year, or any portion thereof, during which Agent performs services hereunder.

14.2 With respect to any surrendering Holder whose TIN has not been certified as correct, Agent shall deduct and withhold the appropriate backup withholding tax from any payment made to such Holder pursuant to the Internal Revenue Code.

14.3 Should any issue arise regarding U.S. federal income tax reporting or withholding, Agent shall take such reasonable action as Purchaser may reasonably request in writing. Such action may be subject to additional fees.

15. UNCLAIMED PROPERTY. Agent shall report unclaimed property to each state in compliance with state laws and shall comply with Section 17Ad-17 of the 1934 Act, for lost Holders. Agent will charge Purchaser Agent’s standard fees plus reasonable out-of-pocket expenses (including the cost of due diligence mailings) for such services. Purchaser acknowledges and agrees that in the case of reports made and property delivered pursuant to an initial or voluntary compliance program administered by private auditing agents retained by state unclaimed property administrators, Agent will be compensated for its efforts in facilitating Purchaser’s involvement in such a program including the provision of the necessary records and remittance of property in the manner required by the program by means of an expense reimbursement payment based on a percentage of the property remitted to the states through participation in the program. Purchaser will not be charged for any services performed by Agent in conjunction with the Program to the extent that Agent receives an expense reimbursement and agrees to reimburse Agent for any reasonable out-of-pocket expenses incurred in the performance of such services.

16. AUTHORIZATIONS AND PROTECTIONS. As agent for Purchaser hereunder, Agent:

16.1 shall have no duties or obligations other than those specifically set forth herein, in the Letter of Transmittal or as may subsequently be agreed to in writing by Agent and Purchaser;

16.2 shall have no obligation to make payment for any tendered Shares unless Purchaser shall have provided the necessary federal or other immediately available funds to pay in full amounts due and payable with respect thereto;

16.3 shall not be obligated to take any legal action hereunder; if, however, Agent determines to take any legal action hereunder, and where the taking of such action might, in Agent’s judgment, subject or expose Agent to any expense or liability, Agent shall not be required to act unless it shall have been furnished with a reasonable indemnity satisfactory to it;

16.4 notwithstanding Agent’s duties under Sections 4 and 7, may reasonably rely on and shall be fully authorized and protected in acting or failing to act in reliance upon any certificate, instrument, opinion, notice, letter, telegram, telex, facsimile transmission or other document or security delivered to Agent and reasonably believed by Agent to be genuine and to have been signed by the proper party or parties;

16.5 shall not be liable or responsible for any recital or statement contained in the Offer or any other documents relating thereto;

16.6 shall not be liable or responsible for any failure of Purchaser or any other party to comply with any of its covenants and obligations relating to the Offer, including without limitation obligations under applicable securities laws;

16.7 shall not be liable to any Holder for any consideration or dividends thereon and any related unclaimed property, which has been delivered to a public official pursuant to applicable abandoned property law and Section 15;

16.8 shall be entitled to act upon instructions concerning the services provided under this Agreement, which are provided to Agent by Purchaser from time to time. Further, Agent may apply to any officer or other authorized person set forth on Schedule 1 hereto, and may consult with legal counsel for Agent with respect to any matter arising in connection with the services provided hereunder. Agent shall not be held to have notice of any change of authority of any person, until receipt of written notice (pursuant to Section 25.1) thereof from Purchaser;

16.9 may reasonably rely on and shall be fully authorized and protected in acting or failing to act upon any guaranty of signature by an “eligible guarantor institution” that is a member or participant in the Securities Transfer Agents Medallion Program or other comparable “signature guarantee program” or insurance program in addition to, or in substitution for, the foregoing

16.10 either in connection with, or independent of the instruction term in Section 16.8 above, Agent may consult counsel satisfactory to Agent (including internal counsel), and the advice of such counsel shall be full and complete authorization and protection in respect of any action reasonably taken, suffered or omitted by Agent hereunder in good faith and in reliance upon the advice of such counsel, provided, however, with respect to the performance of any action or omission of any action upon such advice, Agent shall be required to conform to the standard of care set forth in Section 18 hereto;

16.11 may perform any of its duties hereunder either directly or by or through agents or attorneys and Agent shall not be liable or responsible for any misconduct or negligence on the part of any agent or attorney appointed and supervised with reasonable care hereunder; and

16.12 is not authorized, and shall have no obligation, to pay any brokers, dealers, or soliciting fees to any person.

17.	REPRESENTATIONS AND WARRANTIES.

17.1	Agent. Agent represents and warrants to Purchaser that:

(a)	Governance. Trust Company is a federally chartered trust company duly organized, validly existing, and in good standing under the laws of the United States and Computershare is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware and each has full power, authority and legal right to execute, deliver and perform this Agreement.

(b)	Compliance with Laws. The execution, delivery and performance of this Agreement by Agent has been duly authorized by all necessary action, constitutes the legal, valid and binding obligation of Agent enforceable against Agent in accordance with its terms, do not and will not require the consent of any third party that has not been given, and do not and will not violate, conflict with or result in the breach of or constitute a default under any material term, condition or provision of (i) any existing law, ordinance, or governmental rule or regulation to which Agent is subject, (ii) any judgment, order, writ, injunction, decree or award of any court, arbitrator or governmental or regulatory official, body or authority applicable to Agent, (iii) Agent’s incorporation documents or by-laws, or (iv) any material agreement to which Agent is a party. This Agreement has been duly executed and delivered by Agent and constitutes its legal, valid, binding and enforceable obligation.

17.2	Purchaser. Purchaser represents and warrants to Agent that:

(a)	Governance. It is a statutory trust duly organized, validly existing and in good standing under the laws of the State of Delaware, and it has full power, authority and legal right to enter into and perform this Agreement.

(b)	Compliance with Laws. The execution, delivery and performance of this Agreement by Purchaser has been duly authorized by all necessary action, constitutes the legal, valid and binding obligation of Purchaser enforceable against Purchaser in accordance with its terms, will not require the consent of any third party that has not been given, and will not violate, conflict with or result in the breach of any material term, condition or provision of (i) any existing law, ordinance, or governmental rule or regulation to which Purchaser is subject, (ii) any judgment, order, writ, injunction, decree or award of any court, arbitrator or governmental or regulatory official, body or authority applicable to Purchaser, (iii) Purchaser’s incorporation documents or by-laws, or (iv) any material agreement to which Purchaser is a party.

(c)	Securities Laws. Registration statements under the Securities Act of 1933, as amended (“1933 Act”), and the 1934 Act, have been filed and are currently effective, or will be effective prior to the sale of any Shares, and will remain so effective, and all appropriate state securities law filings have been made with respect to all Shares being offered for sale except for any Shares which are offered in a transaction or series of transactions which are exempt from the registration requirements of the 1933 Act, 1934 Act and state securities laws. Purchaser will immediately notify Agent of any information to the contrary.

(d)	Shares. The Shares issued and outstanding on the date hereof have been duly authorized, validly issued and are fully paid and are non-assessable; and any Shares to be issued hereafter, when issued, shall have been duly authorized, validly issued and fully paid and will be non-assessable.

18. INDEMNIFICATION AND LIMITATION OF LIABILITY.

18.1 Liability. Agent shall be responsible for and shall indemnify and hold Purchaser harmless from and against any and all losses, damages, costs, charges, counsel fees, payments, expenses and liability arising out of or attributable to (a) Agent’s refusal or failure to comply with the terms of this Agreement, (b) Agent’s negligence, willful misconduct or bad faith, or (c) which arise out of the breach of any representation or warranty of the Agent hereunder; provided, however, that Agent’s aggregate liability during any term of this Agreement with respect to, arising from, or arising in connection with this Agreement, or from all services provided or omitted to be provided under this Agreement, whether in contract, or in tort, or otherwise, is limited to, and shall not exceed $100,000 provided, however, that such limitation of liability shall not apply under any circumstances in which Agent’s action or failure to act constitutes bad faith or willful misconduct.

18.2 Indemnity. Purchaser shall indemnify and hold Agent harmless from and against, and Agent shall not be responsible for, any and all losses, claims, damages, costs, charges, and expenses, payments, expenses and liability (collectively, “Losses”) arising out of or in connection with Agent’s duties under this Agreement or this appointment, including the reasonable costs and expenses of defending itself against any Loss or enforcing this Agreement, except for any liability of Agent as set forth in Section 18.1 above. Agent shall notify Purchaser, by letter or fax or email, of the written assertion of a claim against Agent or of any other action commenced against Agent, promptly after Agent shall have received any such written assertion or shall have been served with a summons in connection therewith; provided that Agent’s failure to so notify Purchaser shall not relieve Purchaser from any liability which it may have under this Section 18.2 except to the extent Purchaser has been materially prejudiced by such failure. Purchaser shall be entitled to participate at its own expense in the defense of any such claim or other action and, if Purchaser so elects, Purchaser shall assume the defense of any suit brought to enforce any such claim. In the event that Purchaser shall assume the defense of any such suit, Purchaser shall not be liable for subsequently incurred fees and expenses of any additional counsel retained by Agent, so long as (i) Purchaser shall retain counsel reasonably satisfactory to Agent, (ii) Agent has not reasonably concluded after receiving advice from counsel that there may be legal defenses available to Agent that are different from or in addition to those available to Purchaser, and (iii) there is no conflict or potential conflict between Agent and Purchaser (in which case Purchaser will not have the right to assume the defense on behalf of Agent). Agent shall not settle any demand, claim or action for which an indemnification claim may be made without Purchaser’s prior written consent. Purchaser shall not consent to the terms of any settlement, compromise or any judgment in respect of any demand, claim or action defended by Purchaser in accordance with the foregoing without Agent’s prior written consent (not to be unreasonably withheld), unless such settlement, compromise or judgment includes an unconditional release of Agent from all liability arising out of such demand, claim or action. Notwithstanding anything to the contrary, Purchaser will in no event be responsible for reimbursing the reasonable costs of more than one counsel of Agent.

18.3 Survival. This Section 18 shall survive any termination of this Agreement.

19. DAMAGES. Notwithstanding anything in this Agreement to the contrary, neither party shall be liable to the other for any incidental, indirect, special or consequential damages of any nature whatsoever, including, but not limited to, loss of anticipated profits, occasioned by a breach of any provision of this Agreement even if apprised of the possibility of such damages.

20. CONFIDENTIALITY.

20.1 Definition. “Confidential Information” shall mean any and all technical or business information relating to a party, including, without limitation, financial, marketing and product development information, Shareholder Data (including any non-public information of any Holder), Proprietary Information, and the terms and conditions (but not the existence) of this Agreement, that is disclosed or otherwise becomes known to the other party or its affiliates, agents or representatives before or during the term of this Agreement. Confidential Information constitutes trade secrets and is of great value to the owner (or its affiliates). Confidential Information shall not include any information that is: (a) already known to the other party or its affiliates at the time of the disclosure; (b) publicly known at the time of the disclosure or becomes publicly known through no wrongful act or failure of the other party; (c) subsequently disclosed to the other party or its affiliates on a non-confidential basis by a third party not having a confidential relationship with the owner and which rightfully acquired such information; or (d) independently developed by one party without access to the Confidential Information of the other.

20.2 Use and Disclosure. All Confidential Information of a party will be held in confidence by the other party with at least the same degree of care as such party protects its own confidential or proprietary information of like kind and import, but not less than a reasonable degree of care. Neither party will disclose in any manner Confidential Information of the other party in any form to any person or entity without the other party’s prior consent. However, each party may disclose relevant aspects of the other party’s Confidential Information to its officers, affiliates, agents, subcontractors and employees to the extent reasonably necessary to perform its duties and obligations under this Agreement and such disclosure is not prohibited by applicable law. Without limiting the foregoing, each party will implement such physical and other security measures and controls as are necessary to protect (a) the security and confidentiality of Confidential Information; (b) against any threats or hazards to the security and integrity of Confidential Information; and (c) against any unauthorized access to or use of Confidential Information. To the extent that a party delegates any duties and responsibilities under this Agreement to an agent or other subcontractor, the party ensures that such agent and subcontractor are contractually bound to confidentiality terms consistent with the terms of this Section 20.

20.3 Required or Permitted Disclosure. In the event that any requests or demands are made for the disclosure of Confidential Information, other than requests to Agent for Holder records pursuant to standard subpoenas from state or federal government authorities (e.g., divorce and criminal actions), the party receiving such request will promptly notify the other party to secure instructions from an authorized officer of such party as to such request and to enable the other party the opportunity to obtain a protective order or other confidential treatment, unless such notification is otherwise prohibited by law or court order. Each party expressly reserves the right, however, to disclose Confidential Information to any person whenever it is advised by counsel that it may be held liable for the failure to disclose such Confidential Information or if required by law or court order.

20.4 Unauthorized Disclosure. As may be required by law and without limiting any party’s rights in respect of a breach of this Section 20, each party will promptly:

(a)	notify the other party in writing of any unauthorized possession, use or disclosure of the other party’s Confidential Information by any person or entity that may become known to such party;

(b)	furnish to the other party full details of the unauthorized possession, use or disclosure; and

(c)	use commercially reasonable efforts to prevent a recurrence of any such unauthorized possession, use or disclosure of Confidential Information.

20.5 Costs. Each party will bear the costs it incurs as a result of compliance with this Section 20.

21. TERMINATION. Either party may terminate this Agreement upon 30 days prior written notice (pursuant to Section 25.1) to the other party. In the event of such termination, the Purchaser will appoint a successor paying agent and inform Agent of the name and address of any successor paying agent so appointed, provided that no failure by the Purchaser to appoint such a successor paying agent shall affect the termination of this Agreement or the discharge of Agent as paying agent hereunder. Upon any such termination, Agent shall be relieved and discharged of any further responsibilities with respect to its duties hereunder, provided however, that the Purchaser’s and Agent’s obligations under Section 18 of this Agreement shall survive any termination of this Agreement. Upon payment of all outstanding fees and expenses hereunder, Agent shall promptly forward to the Purchaser or its designee any unpaid Tender Consideration deposited with Agent pursuant to Section 12 hereof.

22. COMPENSATION AND EXPENSES.

22.1 Purchaser shall pay to Agent compensation in accordance with the fee schedule attached as Exhibit A hereto, together with reimbursement for reasonable fees and disbursements of counsel, regardless of whether any Shares are tendered to Agent, for Agent’s services as Agent hereunder.

22.2 Purchaser shall be charged for certain reasonable expenses advanced or incurred by Agent in connection with Agent’s performance of its duties hereunder. Such charges include, but are not limited to, stationery and supplies, such as checks, envelopes and paper stock, as well as any disbursements for telephone and document creation and delivery. While Agent endeavors to maintain such charges (both internal and external) at competitive rates, these charges may not reflect actual out-of-pocket costs, and may include handling charges to cover internal processing and use of Agent’s billing systems.

22.3 All amounts owed to Agent hereunder are due within thirty (30) days of the invoice date. Delinquent payments are subject to a late payment charge of one and one half percent (1.5%) per month commencing forty-five (45) days from the invoice date. The Purchaser agrees to reimburse Agent for any attorney’s fees and any other costs associated with collecting delinquent payments.

22.4 Upon termination of this Agreement for any reason, (a) all fees earned and expenses incurred by Agent up to and including the date of such termination shall be immediately due and payable to Agent on or before the effective date of such termination, and (b) Purchaser shall pay all costs and expenses associated with the movement of records, materials, and services to Purchaser or the successor agent, including all reasonable out-of-pocket costs.

23. ASSIGNMENT. Neither this Agreement nor any rights or obligations hereunder may be assigned by Purchaser or Agent without the prior written consent of the other, which the other party will not unreasonably withhold, condition or delay; provided, however, that Agent may, without further consent of Purchaser, assign any of its rights and obligations hereunder to any affiliated agent registered under Rule 17Ac2-1 promulgated under the 1934 Act.

24. AFFILIATES; SUBCONTRACTORS AND UNAFFILIATED THIRD PARTIES.

24.1 Affiliates; Subcontractors. Agent may, without further consent of Purchaser, subcontract with (a) any affiliates, or (b) unaffiliated subcontractors for such services as may be required from time to time (e.g. lost Holder searches, escheatment, telephone and mailing services); provided, however, that Agent shall be as fully responsible to Purchaser for the acts and omissions of any subcontractor as it is for its own acts and omissions.

24.2 Unaffiliated Third Parties. Nothing herein shall impose any duty upon Agent in connection with or make Agent liable for the action or failure to act of an unaffiliated third party (other than subcontractors referenced in Section 24.1 of this Agreement); provided that, if Agent selected such unaffiliated third party, Agent exercised due care in selecting the same. By way of example and not limitation, unaffiliated third parties may include airborne services, delivery services, the U.S. mails, and telecommunication companies.

25. MISCELLANEOUS.

25.1 Notices. Unless otherwise indicated, all notices, demands and other communications given pursuant to the terms and provisions hereof shall be in writing, shall be deemed effective on the date of receipt, and may be sent by email, overnight delivery services, or by certified or registered mail, return receipt requested to:

If to the Purchaser:	with an additional copy to:

BlackRock 100 Bellevue Parkway Wilmington, DE 19809 Attn: Matthew Luongo Email: matthew.luongo@blackrock.com	BlackRock 40 East 52nd Street New York, NY 10022 Attn: Janey Ahn Email: janey.ahn@blackrock.com

If to Agent:	with an additional copy to:

Computershare Inc. 480 Washington Blvd, 27th Floor Jersey City, NJ 07310 Attn: Corp Actions Relationship Manager	Computershare Inc. 250 Royall Street Canton, MA 02021 Attn: Legal Department
Email: Kirsten.kulmaczewski@computershare.com

Or

Computershare Inc. 250 Royall Street Canton, MA 02021 Attn: Corp Actions Relationship Manager

25.2 No Expenditure of Funds. No provision of this Agreement shall require Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of its rights if it shall believe in good faith that repayment of such funds or adequate indemnification against such risk or liability is not reasonably assured to it.

25.3 Publicity. Neither party shall issue a news release, public announcement, advertisement, or other form of publicity, not issued in connection with the Offer, concerning the existence of this Agreement or the services to be provided hereunder without obtaining the prior written approval of the other party, which the other party will not unreasonably withhold, condition or delay; provided that Agent may use Purchaser’s name in its customer lists or otherwise as required by law or regulation.

25.4 Successors. All the covenants, obligations and provisions of this Agreement by or for the benefit of Purchaser or Agent shall bind and inure to the benefit of their respective successors and permitted assigns hereunder.

25.5 Amendments. This Agreement may be amended or modified only by a written amendment executed by the parties hereto.

25.6 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be illegal, invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

25.7 Governing Law; Jurisdiction. This Agreement shall be governed by the laws of the State of New York, without regard to principles of conflicts of law. The parties irrevocably (a) submit to the non-exclusive jurisdiction of any New York State court sitting in New York City or the United States District Court for the Southern District of New York in any action or proceeding arising out of or relating to this Agreement, (b) waive, to the fullest extent they may effectively do so, any defense based on inconvenient forum, improper venue or lack of jurisdiction to the maintenance of any such action or proceeding, and (c) waive all right to trial by jury in any action, proceeding or counterclaim arising out of this Agreement or the transactions contemplated hereby. Agent shall not be required hereunder to comply with the laws or regulations of any country other than the United States of America or any political subdivision thereof. Agent may consult with foreign counsel, at Purchaser’s expense, to resolve any foreign law issues that may arise as a result of the Purchaser or any other party being subject to the laws or regulations of any foreign jurisdiction.

25.8 Force Majeure. Notwithstanding anything to the contrary contained herein, Agent shall not be liable for any delays or failures in performance resulting from acts beyond its reasonable control including, without limitation, acts of God, terrorist acts, shortage of supply, breakdowns or malfunctions, interruptions or malfunction of computer facilities, or loss of data due to power failures or mechanical difficulties with information storage or retrieval systems, labor difficulties, war, or civil unrest; provided that Agent shall maintain and materially comply with a business continuity plan reasonably designed to prevent any such delays or failures.

25.9 Third Party Beneficiaries. The provisions of this Agreement are intended to benefit only Agent, Purchaser and their respective permitted successors and assigns. No rights shall be granted to any other person by virtue of this Agreement, and there are no third party beneficiaries hereof.

25.10 Survival. All provisions regarding indemnification, warranty, liability and limits thereon, compensation and expenses and confidentiality and protection of proprietary rights and trade secrets shall survive the termination or expiration of this Agreement.

25.11 Priorities. In the event of any conflict, discrepancy, or ambiguity between the terms and conditions contained in (a) this Agreement, (b) any schedules or attachments hereto, and (c) the Offer, the terms of the Offer shall control, except with respect to the liabilities and rights, including for compensation and indemnification, of Agent as depositary, which shall be controlled by the terms of this Agreement.

25.12 Offer to Purchase. This Agreement constitutes the entire agreement between the parties hereto and supersedes any prior agreement with respect to the subject matter hereof, whether oral or written.

25.13 No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event any ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by all parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

25.14 Descriptive Headings. Descriptive headings contained in this Agreement are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

25.15 Counterparts. This Agreement may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. A signature to this Agreement transmitted electronically shall have the same authority, effect, and enforceability as an original signature.

[The remainder of this page has been intentionally left blank. Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement by their duly authorized officers as of the day and year above written.

BLACKROCK MULTI-SECTOR OPPORTUNITIES TRUST

By:
Name:	Neal J. Andrews
Title:	Chief Financial Officer

COMPUTERSHARE TRUST COMPANY, N.A., and

COMPUTERSHARE INC.

On behalf of both entities

By:
Name:
Title:

Exhibit A	Schedule of Fees
Exhibit B	Agent Wire Instructions

Appendix A – Amended a/o

Offeror	Repurchase Commencement Date	Repurchase Request Deadline (“Expiration Date”)	Pricing Date	Payment Date
BlackRock Multi-Sector Opportunities Trust (MSO)

BLACKROCK MULTI-SECTOR OPPORTUNITIES TRUST

By:
Name:
Title:

Accepted as of the date first written

COMPUTERSHARE TRUST COMPANY, N.A., and

COMPUTERSHARE INC.

On behalf of both entities

By:
Name:
Title:

EXHIBIT A

COMPUTERSHARE SERVICES

Schedule of Fees

Depositary for the Repurchase Offer

Administration Fee	$	[	]
Including Dedicated Administrative Team, File Set-Up,
Document Review & Preparation, DDA Maintenance,
Activity Reporting

Processing Accounts, each	$	[	]
Including Opening of Mail Items, Examining & Canceling
Certificates, Data Entry/System Updates, Quality Control,
Issuance & Reconciliation, Check/Consideration Preparation,
Standard 1099 Issuance & Tax Reporting, Coordination of
DTC Payment/Issuance, Fractional Calculations, Funds Transfer

Office of Foreign Asset Control (OFAC) Reporting, each holder
Included

Special Services (ONLY if applicable):
* Items Requiring Additional Handling		$[ ]/account
- Includes Legal Items, Correspondence, Partials,
Defective Items, Back-up Withholding Items,
Notice of Guaranteed Deliveries, Transfer Requests,
Multiple Checks, Odd-lot Provisions, etc.
* Extensions of Offer, each		$[ ]
* Midnight Expirations, each		$[ ]
* Attorney Review of the Agreement		By Appraisal
* Additional Programming Fees		By Appraisal
* Printing, Logistics & Media Placement		By Appraisal
* Additional Special Services		By Appraisal

Out of Pocket Expenses		Additional
Including Postage, Printing, Stationery,
Overtime, Transportation, etc.

EXHIBIT B

WIRE INSTRUCTIONS

Schedule 1

Distribution List for Daily Report of Tender Activity as indicated in Section 8.

Paul.Mickle@blackrock.com

Lynn.Louie@blackrock.com

Matthew.Luongo@blackrock.com